Exhibit 99.1
NEWS RELEASE

Forward Air to Participate in Upcoming Stifel Conference and Provides Update on Fourth Quarter 2021 Performance

GREENEVILLE, Tenn., January 25, 2022 - Forward Air Corporation (NASDAQ: FWRD) (the “Company”, “Forward”, “we”, “our”, or “us”), will participate in the Stifel 2022 Transportation and Logistics Conference on Tuesday, February 8, 2022 and Wednesday, February 9, 2022. In connection with its participation in the conference, the Company today provided the following key Expedited Freight Operating Statistics for the quarter ended December 31, 2021. Revenue per shipment increased 59.6%, revenue per hundredweight increased 13.4%, weight per shipment increased 37.4% and pounds per day increased 18.0% over the same period in 2020.

Tom Schmitt, Chairman, President, and Chief Executive Officer of Forward, commented, “Our key operating statistics for the quarter ended December 31, 2021 were even stronger than for the quarter ended September 30, 2021. The solid growth is the result of sustained collaboration with our customers on the selection of higher-quality freight in our network and continued strong demand for our premium services. We believe the notable improvement in the fourth quarter operating statistics illustrate the positive momentum in our business.”

About Forward Air Corporation
Forward Air Corporation (NASDAQ: FWRD) is a leading asset-light freight and logistics company that provides services across the United States and Canada. We provide expedited less-than-truckload (“LTL”) services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer final mile services, including delivery of heavy-bulky freight, truckload brokerage services, including dedicated fleet services; and intermodal, first-and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. We are more than a transportation company. As a single resource for your shipping needs, Forward is your supply chain partner. For more information, visit our website at www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s performance for the fourth quarter of 2021 and the momentum of the business going forward. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that the Company’s performance in the fourth quarter of 2021 is worse than anticipated. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

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Forward Air Corporation
Brandon Hammer, 423-636-7173
bhammer@forwardair.com